EXHIBIT 4

JOINT FILING AGREEMENT

Each of the undersigned hereby agrees that this Schedule 13D, dated August 8, 2023 with respect to the common stock, par value $0.001 per share, of Sovos Brands, Inc. (the “Schedule 13D”) is, and any and all subsequent amendments thereto shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and that this Joint Filing Agreement shall be included as an exhibit to any amendments to the Schedule 13D.  Each of the undersigned agrees to be responsible for the timely filing of any amendments to the Schedule 13D, and for the completeness and accuracy of the information concerning itself contained therein, but shall not be responsible for the completeness and accuracy of the information concerning any other party, except to the extent that it knows or has reason to believe that such information is inaccurate. This Joint Filing Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, each of the undersigned has executed this Joint Filing Agreement as of the date first written above.

CAMPBELL SOUP COMPANY

By:	/s/ Charles A. Brawley, III
	Name:	Charles A. Brawley, III
	Title:	Senior Vice President, Corporate Secretary and Deputy General Counsel

PREMIUM PRODUCTS MERGER SUB, INC.

By:	/s/ Charles A. Brawley, III
	Name:	Charles A. Brawley, III
	Title:	Secretary